Exhibit 4.3

WAIVER AND ACKNOWLEDGEMENT

THIS WAIVER AND ACKNOWLEDGEMENT is entered into as of November 13, 2008 and is made by and between Juma Technology Corp., a Delaware corporation (the “Issuer”), Vision Opportunity Master Fund, Ltd. (“VOMF”) and Vision Capital Advantage Fund, L.P. (“VCAF,” and together with VOMF, the “Holders”).

WHEREAS, the Issuer is the issuer and the Holders are the holders of those certain Senior Secured 10% Convertible Promissory Notes (the “Notes”), those certain Series B and Series C Warrants of the Issuer (the “Warrants”), and the number of shares of Series A Convertible Preferred Stock (the “Series A”) and Series B Convertible Preferred Stock (the “Series B” and together with the Series A, the “Preferred Stock”), all of which are listed on Exhibit A hereto (and all of which are referred to collectively herein as the “Securities”);

WHEREAS, the Issuer and the Holders have entered into that certain Amendment No. 2 to Series B Warrants and Amendment No. 4 to Series C Warrants (the “Warrant Amendment”) dated as of the date hereof;

WHEREAS, the Holders have consented to and the Issuer has adopted those certain amendments to the Certificate of Designation of the Relative Rights and Preferences of the Series A, which was filed with the Secretary of State of the State of Delaware on November [ ], 2008 (the “Amend\ed Series A Certificate”);

WHEREAS, the Holders have consented to and the Issuer has adopted those certain amendments to the Certificate of Designation of the Relative Rights and Preferences of the Series B, which was filed with the Secretary of State of the State of Delaware on November [ ], 2008 (the “Amended Series B Certificate” and together with the Amended Series A Certificate, the “Amended Certificates”);

WHEREAS, the Securities each have certain price protection (collectively, the “Price Protections”) whereby the exercise or conversion price, as applicable, of the Securities are adjusted upon the issuance by the Issuer of Common Stock Equivalents (as that term is defined in Notes, the Warrants and the Amended Certificates);

AND WHEREAS, the Issuer and the Holders now desire to acknowledge certain of the Price Protections and waive certain others as more fully set forth below.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties intending to be legally bound hereby agree as follows:

1.
The Issuer acknowledges that the Warrant Amendment triggers the Price Protections of the Notes, which has the effect of adjusting the Conversion Price (as that term is defined in the Notes) of the Notes to $0.25.

2.	The Holders hereby waive any Price Protections they have under the Warrants arising out of the execution of the Warrant Amendment or the adoption of the Amended Certificates.

3.	The Holders hereby waive any Price Protections they have under the Amended Series B Certificate arising out of the execution of the Warrant Amendment or the adoption of the Amended Certificates.

4.
The Holders further acknowledge that other than as set forth in the Warrant Amendment, neither the execution of the Warrant Amendment nor the adoption of the Amended Certificates will result in any changes to the number of shares purchasable by the Holders pursuant to the Warrants.

5.	Each of the parties confirms that the waivers given herein are limited to the specific circumstances laid out in this Waiver and Acknowledgement.

IN WITNESS WHEREOF, the parties have executed this WAIVER AND ACKNOWLEDGEMENT as of the date first above written.

The Issuer:
JUMA TECHNOLOGY CORP.

By:	/s/
Anthony Fernandez
Chief Financial Officer

The Holders:
VISION OPPORTUNITY MASTER FUND, LTD.

By:	/s/
Adam Benowitz
Director

VISION CAPITAL ADVANTAGE FUND, L.P.
By: VCAF GP, LLC
Its: General Partner

By:	/s/
Adam Benowitz
Authorized Signatory

EXHIBIT A

The Securities:

Notes
Holder	Principal Outstanding	Dated As Of
Vision Opportunity Master Fund, Ltd.	$1,929,674	November 29, 2007
Vision Opportunity Master Fund, Ltd.	$463,122	November 29, 2007
Vision Opportunity Master Fund, Ltd.	$1,119,211	March 7, 2008
Vision Opportunity Master Fund, Ltd.	$1,119,211	June 20, 2008
Vision Capital Advantage Fund, L.P.	$570,326	November 29, 2007
Vision Capital Advantage Fund, L.P.	$136,878	November 29, 2007
Vision Capital Advantage Fund, L.P.	$330,789	March 7, 2008
Vision Capital Advantage Fund, L.P.	$330,789	June 20, 2008

Warrants
Holder	Warrant Series	Warrant Number
Vision Opportunity Master Fund, Ltd.	Series B Warrant	W-B-01A
Vision Opportunity Master Fund, Ltd.	Series C Warrant	W-C-01A
Vision Capital Advantage Fund, L.P.	Series B Warrant	W-B-01B
Vision Capital Advantage Fund, L.P.	Series C Warrant	W-C-01B

Preferred Stock
Holder	Series	Number of Shares Held
Vision Opportunity Master Fund, Ltd.	Series A Convertible Preferred	6,432,246
Vision Opportunity Master Fund, Ltd.	Series B Convertible Preferred	1,011,535.4
Vision Capital Advantage Fund, L.P.	Series A Convertible Preferred	1,901,087
Vision Capital Advantage Fund, L.P.	Series B Convertible Preferred	298,964.6